UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2014

Lehigh Gas Partners LP
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35711

DE	45-41165414
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

702 West Hamilton Street, Suite 203
Allentown, PA 18101
(Address of principal executive offices, including zip code)

610-625-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 16, 2014, the Asset Purchase Agreement (the "Purchase Agreement") between Lehigh Gas Partners LP and certain of its subsidiaries (collectively, the "Partnership") and certain affiliates of Atlas Oil Company ("Atlas") became effective and enforceable. Pursuant to the Purchase Agreement, the Partnership will purchase from Atlas 55 wholesale supply contracts (the "Supply Sites"), 2 commission marketing contracts, 11 fee or leasehold sites (collectively, with the Supply Sites, the "Sites"), certain short term financing assets associated with the wholesale supply contracts and certain other assets (collectively, the "Assets"). As consideration for the Assets, the Partnership will pay $38,500,000. In addition, the Partnership will pay face value, currently estimated at $11.9 million, for the short term financing assets associated with the wholesale supply contracts, bringing the total consideration for the transaction to approximately $50.4 million, subject to certain closing adjustment.
The closing is scheduled to occur in the second quarter of 2014 (the "Closing Date"). If the Partnership breaches the Purchase Agreement and fails to cure such breach within the time prescribed in the Purchase Agreement, then Atlas is entitled to receive $3,000,000 as liquidated damages. If Atlas breaches the Purchase Agreement and fails to cure such breach within the time prescribed in the Purchase Agreement, then the Partnership is entitled to receive costs that it incurred in connection with the transaction, capped at $100,000, and under certain conditions, $3,000,000 as a break fee.

In connection with the Purchase Agreement, Sam Simon, Chairman and Chief Executive Officer of Atlas Oil Company, will enter into a non-compete and non-solicitation agreement whereby, subject to certain exceptions, he and entities controlled by him will agree not to (a) engage in the wholesale distribution of motor fuel to any customer, dealer or facility, or own or operate a retail motor fuel facility and/or convenience store, located within a one (1) mile radius of any Site located outside of Cook County, IL or within a one-half (1/2) mile radius of any Site located within Cook County for one (1) year after the Closing Date; and (b) construct any new retail motor fuel facility and/or convenience store within a one (1) mile radius of any Site for five (5) years after the Closing Date.

The Purchase Agreement contains customary representations, warranties, agreements and obligations of the parties, and termination, closing conditions and indemnity provisions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated into this report by reference. The registrant has omitted schedules, exhibits and similar attachments to the Purchase Agreement pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule, exhibit or similar attachment to the SEC upon request.

The Purchase Agreement and the above description of the Purchase Agreement have been included to provide investors and securityholders with information regarding the terms of the Purchase Agreement. It is not intended to provide any other factual information about the Partnership, Atlas, or their respective subsidiaries or affiliates. The Purchase Agreement contains representations and warranties of each of the Partnership, on the one hand, and Atlas, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in disclosure schedules that the parties have exchanged in connection with the execution of the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, the representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Partnership, on the one hand, and Atlas, on the other hand.

Item 8.01.    Other Events

On April 17, 2014, the Partnership issued a press release announcing the entry into the Purchase Agreement as described above in Item 1.01. A copy of the press release was not included in the Partnership's Form 8-K filed on April 17, 2014, but is attached to this Form 8/A as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
2.1 Asset Purchase Agreement, effective as of April 16, 2014, by and between Lehigh Gas Partners LP and certain of its subsidiaries on the one part and B&R Oil Company and certain of its affiliates on the other part.
99.1 Press Release, dated April 17, 2014, issued by Lehigh Gas Partners LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lehigh Gas Partners LP

Date: April 18, 2014	By:	/s/ Frank M. Macerato
Frank M. Macerato
General Counsel, Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-2.1	Asset Purchase Agreement
EX-99.1	Press Release dated April 17, 2014